Exhibit 99.1
PORTOLA PACKAGING, INC.
OBTAINS APPROVAL OF PRE-PACKAGED PLAN OF REORGANIZATION
•	Bankruptcy Court Confirms Company’s Pre-Packaged Plan

•	Company Secures $66 million in Senior Secured Financing and up to $30 million in Second-Lien Financing to Fund Operations

•	Expects to Exit Bankruptcy Protection at End of October
BATAVIA, IL, OCTOBER 15, 2008 — Portola Packaging, Inc., a leading manufacturer of tamper-evident closures, plastic containers, cosmetic packaging and related products and engineering services for the dairy, juice, water and cosmetic industries, announced today that the Delaware Bankruptcy Court found that Portola had met the statutory requisites and confirmed Portola’s pre-packaged chapter 11 plan of reorganization. Confirmation of its pre-packaged plan followed Portola obtaining an exit financing commitment from Wells Fargo Foothill, LLC and Regiment Capital Special Situations Fund IV, LP for a $66 million senior secured credit facility. Concurrently, Wayzata Investment Partners LLC (“Wayzata”) committed to provide up to $30 million in second-lien financing to refinance the existing second-lien debt. Having obtained confirmation of its plan, Portola remains on track with its current timetable to emerge from chapter 11 by the end of October.
John LaBahn, Senior Vice President and Chief Financial Officer said, “We continue to be very proud of what we have been able to accomplish as we work to emerge with a significantly improved capital structure. This will allow us to complete our restructuring and exit bankruptcy by the end of October.”
Pursuant to the confirmed plan of reorganization, holders of Portola’s existing senior unsecured notes will receive 100% of the common stock of reorganized Portola, and Wayzata will become Portola’s controlling shareholder upon Portola’s emergence from bankruptcy. Through the court-assisted restructuring process, Portola will have eliminated $180 million in funded debt from its balance sheet. The plan of reorganization specifically provides that Portola’s relationships with customers and trade creditors are not impaired. Portola is pleased that it was able to restructure its balance sheet without any impact upon its relationships with its vendors and customers.
Portola President and CEO Brian Bauerbach added, “Our improved balance sheet and reduced interest costs will enable us to better serve our customers and improve our competitive position in the packaging industry.”
Additional information regarding the restructuring plan can be found at Portola’s web site (www.portpack.com).

About Portola Packaging, Inc.
Portola Packaging is a leading designer, manufacturer and marketer of tamper-evident plastic closures used in dairy, juice, bottled water, sports drinks, institutional food and other non-carbonated beverage markets. Portola also produces a wide variety of plastic bottles for use in dairy, water and juice markets, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, Portola designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. Portola is also engaged in the manufacture and sale of tooling and molds used for blow molding. Portola’s subsidiary, Portola Tech International, is a leading manufacturer, marketer and designer of plastic packaging components for the cosmetic, fragrance and toiletries industry. For more information about Portola Packaging, visit Portola’s web site at www.portpack.com.
Contact Information:
Portola Packaging, Inc.
John G. LaBahn
Senior Vice President
Chief Financial Officer
(630) 326-2074